Exhibit 2.2

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 25, 2013, by and among Platform Acquisition Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“PAHL”), Daniel H. Leever, Sharon L. Johnson and Frank J. Monteiro (collectively, the “Fiduciaries”), not in their individual capacities but solely in their capacities as members of the Investment Committee, as defined in the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “Plan”), such Investment Committee being a fiduciary (within the meaning of ERISA Section 3(21)(A)(i)) with respect to the portion of Plan assets held in trust (the “Trust”) by The Charles Schwab Trust Company Custodian for MacDermid Inc. PS and ESOP Plan (the “Trustee”) consisting of Company Shares (as defined below) held in accordance with the terms of the Plan and Trust.

WHEREAS, PAHL, Platform Delaware Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of PAHL, (“Platform Holdco”), Platform Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Platform Holdco (“Merger Sub”), MacDermid Holdings, LLC, a Delaware limited liability company (“MD Holdings”), Tartan Holdings, LLC, a Delaware limited liability company (“Newco”), MacDermid, Incorporated, a Connecticut corporation (the “Company”), and CSC Shareholder Services LLC, a Delaware limited liability company, as seller representative for the direct and indirect beneficial owners of the Company (“Seller Representative”), entered into a Business Combination Agreement and Plan of Merger, dated as of October 10, 2013 (the “BCA”), pursuant to which, among other things, PAHL has agreed to acquire substantially all of the equity in MD Holdings, representing approximately 97% of the equity interests of the Company, in accordance with the terms and conditions set forth therein;

WHEREAS, the Trust holds approximately 3% of the equity interests in the Company, consisting of 1,514,371.01 shares of common stock of the Company, no par value per share (the “Company Common Stock”) and 1,469 shares of 9.5% Series B Cumulative Compounding Preferred Stock of the Company, no par value per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Shares”) in trust for the beneficial owners of the Company Shares held in the Plan (each such owner, a “Beneficial Owner” and collectively, the “Beneficial Owners”); and

WHEREAS, the Fiduciaries have agreed to exchange all of the Company Shares for either (i) cash or (ii) provided that a registration statement on Form S-4 registering the exchange of the shares (the “Registration Statement”) has been declared effective, cash and/or shares of common stock of PAHL (the “PAHL Shares”) (as indicated by the Beneficial Owners), on behalf of and at the instruction of the Beneficial Owners and on the terms and subject to the conditions set forth herein (the “Exchange”).

Section 1. Defined Terms. All capitalized terms not defined herein shall have their respective meanings set forth in the BCA. For purposes of this Agreement, the term:

1.1 “Aggregate Cash Consideration” means the aggregate amount of consideration paid pursuant to (i) Section 2.4(a)(i)1)(1) and Section 2.4(a)(ii)(i)(2) or (ii) Section 2.4(a)(ii) of this Agreement.

1.2 “Aggregate Consideration” shall mean the sum of (i) the Company Preferred Stock Value Per Share multiplied by the number of shares of Company Preferred Stock held by the Plan plus (y) the Company Common Stock Value Per Share multiplied by the number of shares of Company Common Stock held by the Plan.

1.3 “Aggregate Stock Election Value” shall have the meaning set forth in Section 2.4(a)(i)3) of this Agreement.

1.4 “Aggregate Stock Consideration” means the aggregate amount of PAHL Shares to be paid pursuant to Section 2.4(a)(i)3)(3) of this Agreement and, if the Trading Price shall be below $11.00, cash paid pursuant to the last sentence of Section 2.4(a)(i)(3).

1.5 “Beneficial Owner” and “Beneficial Owners” shall have the meaning set forth in the Recitals to this Agreement.

1.6 “Cash Election” shall have the meaning set forth in Section 2.4(a)(i) of this Agreement.

1.7 “Closing” shall have the meaning set forth in Section 2.1 of this Agreement.

1.8 “Closing Date” means the date on which the Closing shall occur.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company Equity Value” shall mean an amount equal to (i) $1,800,000,000.00 plus (ii) the Closing Adjustment Amount (as defined in the BCA), which may be positive or negative, plus (iii) the Final Adjustment Amount (as defined in the BCA), which may be positive or negative, minus (iv) the Company Preferred Stock Value.

1.11 “Company Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

1.12 “Company Common Stock Value Per Share” means an amount equal to the sum of (1) the amount each share of Company Common Stock outstanding immediately prior to the Closing of the Business Combination would be entitled to receive under the Company’s Certificate of Incorporation, in effect on such date, if the Company were liquidated at the Measurement Time and the net value available for distribution to the Company Class A Stock and the Company Common Stock were equal to the Company Equity Value plus (2) an amount equal to $0.13 per share plus $0.39 per share.

1.13 “Company Preferred Stock” shall have the meaning set forth in the Recitals to this Agreement.

1.14 “Company Preferred Stock Value” shall mean the aggregate amount that all shares of Company Preferred Stock outstanding immediately prior to the closing of the Business Combination would be entitled to receive as a preference to the Company Common Stock under the Company’s Certificate of Incorporation, in effect on such date, if the Company were liquidated at the Measurement Time.

1.15 “Company Preferred Stock Value (Plan Portion)” shall mean the amount of the Company Preferred Stock Value allocable to the shares of Company Preferred Stock owned by the Plan immediately prior to the closing of the Business Combination in accordance with the Company’s Certificate of Incorporation, in effect on such date.

1.16 “Company Preferred Stock Value Per Share” shall mean an amount equal to the sum of Company Preferred Stock Value (Plan Portion) divided by the number of shares of Company Preferred Stock held by the Plan immediately prior to the closing of the Business Combination.

1.17 “Company Shares” shall have the meaning set forth in the Recitals to this Agreement.

1.18 “Effective Date” means the effective date of the Registration Statement.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.20 “Exchange” shall have the meaning set forth in the Recitals to this Agreement.

1.21 “Fiduciaries” shall have the meaning set forth in the preamble to this Agreement.

1.22 “Indication of Interest” shall have the meaning set forth in Section 3.1 of this Agreement.

1.23 “Indication of Interest Election Form” shall have the meaning set forth in Section 3.2 of this Agreement.

1.24 “Indication of Interest Materials” shall have the meaning set forth in Section 3.2 of this Agreement.

1.25 “Indication of Interest Period” shall have the meaning set forth in Section 3.3 of this Agreement.

1.26 “Measurement Time” shall mean 12:01 a.m. New York time on the closing date of the Merger and Retaining Holder Exchange.

1.27 “Notice” shall have the meaning set forth in Section 3.1 of this Agreement.

1.28 “PAHL” shall have the meaning set forth in the preamble to this Agreement.

1.29 “Plan” shall have the meaning set forth in the preamble to this Agreement.

1.30 “Prospectus” means the final prospectus included in the Registration Statement.

1.31 “Trust” shall have the meaning set forth in the preamble to this Agreement.

1.32 “Trustee” shall have the meaning set forth in the preamble to this Agreement.

1.33 “Securities Act” means the Securities Act of 1933, as amended.

1.34 “Stock Election” shall have the meaning set forth in Section 2.4(a)(ii) of this Agreement.

1.35 “Trading Price” means the average daily closing price per PAHL Share on the New York Stock Exchange (or other exchange on which such equity securities are then publicly traded) for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date.

Section 2. Exchange with the Trust.

2.1 Upon the terms and subject to the conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place at Greenberg Traurig, LLP located at 200 Park Avenue, New York, New York 10166 at 10:00 a.m. Eastern time on the earlier of (i) if the Registration Statement was declared effective prior to the one-hundred and eightieth (180th) day after the date hereof, three (3) business days after the closing of the Indication of Interest Period and (ii) if the Registration Statement was not declared effective prior to the one-hundred and eightieth (180th) day after the date hereof, then on the date that is one-hundred and eighty-three days after the date thereof, or at such other place, time and date as shall be agreed in writing between the parties.

2.2 The Fiduciaries shall provide PAHL with written delivery instructions with the respect to the Aggregate Cash Consideration and the Aggregate Stock Consideration no later than two (2) business days prior to the Closing.

2.3 At the Closing, the parties shall cause (i) the execution and/or delivery by the appropriate person of all necessary cash, certificates, documents and instruments, (ii) to be updated all company books, records and ledgers, as shall be required, to effect the transactions contemplated by this Agreement and (iii) to be delivered any certificates, documents and instruments as the parties or their counsel may reasonably request (including all such certificates, documents and instruments referred to herein) to evidence or consummate the transactions contemplated by this Agreement.

2.4 Payments at Closing.

(a) At the Closing, PAHL shall pay the Aggregate Consideration to the Trustee (for the benefit of the Beneficial Owners) in the following forms:

(i) To the extent the Registration Statement has been declared effective and the Indication of Interest Period has expired, PAHL shall pay or deliver (or cause the delivery) to the Trustee (for the benefit of the Beneficial Owners):

1) in exchange for the aggregate Company Preferred Stock for which Beneficial Owners have indicated that they wish to receive a cash payment (a “Cash Election”), an aggregate amount of cash equal to the product of (x) the Company Preferred Stock Value Per Share multiplied by the number of shares of Company Preferred Stock for which a Cash Election has been made; plus

2) in exchange for the aggregate Company Common Stock for which Beneficial Owners have made a Cash Election, an aggregate amount of cash equal to the product of (x) the Company Common Stock Value Per Share multiplied by (y) the number of shares of Company Common Stock for which a Cash Election has been made; and

3) in exchange for the aggregate Company Preferred Stock and Company Common Stock for which Beneficial Owners have indicated that they wish to receive a payment in PAHL Shares (a “Stock Election”), a number of PAHL Shares equal to (A) the sum of (1) the Company Preferred Stock Value Per Share multiplied by the number of shares of Company Preferred Stock for which a Stock Election has been made plus (2) the Company Common Stock Value Per Share multiplied by the number of shares of Company Common Stock for which a Stock Election has been made, (the “Aggregate Stock Election Value”), divided by (B) $11.00; provided, however, that if the Trading Price shall be below $11.00, then PAHL shall also deliver to the Trustee (for the benefit of the Beneficial Owners) cash in an amount equal to (A) the difference between $11.00 and the Trading Price multiplied by (B) the number of PAHL Shares delivered to the Trustee (for the benefit of the Beneficial Owners).

(ii) To the extent either the Registration Statement has not been declared effective or the Indication of Interest Period has not expired, an aggregate amount of cash equal to the Aggregate Consideration.

2.5 Deliveries at Closing.

(a) PAHL Deliveries. At the Closing, the Trustees shall have received:

(i) the cash payments set forth in Section 2.4;

(ii) if any PAHL Shares are delivered in consideration pursuant to Section 2.4(a)(i)(3) above, evidence of book entry deposits representing such PAHL Shares; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by PAHL to the Trustee and/or Fiduciaries at or prior to the Closing pursuant to this Agreement.

(b) Fiduciary Deliveries. At the Closing, PAHL shall have received:

(i) stock certificates (or an affidavit of loss therefor acceptable to PAHL) evidencing the Company Shares, free and clear of all liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by the Fiduciaries to PAHL at or prior to the Closing pursuant to this Agreement.

Section 3. Indication of Interest from Beneficial Owners.

3.1 As promptly as practicable following the Effective Date, but no later than five (5) business days following the Effective Date, the Fiduciaries, directly will send, or will cause the Trustee to send, a written notice to all Beneficial Owners (the “Notice”) seeking a written indication of interest (an “Indication of Interest”) from each Beneficial Owner as to whether such Beneficial Owner desires for the Fiduciaries to make or cause the Trustee to make, on behalf of such Beneficial Owner and in connection with the Exchange, either (i) a Stock Election with respect to all such Company Shares beneficially owned by such Beneficial Owner or (ii) a Cash Election with respect to all such Company Shares beneficially owned by such Beneficial Owner.

3.2 In connection with the Notice, the Fiduciaries shall provide or shall cause the Trustee to provide, each Beneficial Owner with (i) a copy of the Prospectus and (ii) an election form pursuant to which each Beneficial Owner will instruct the Fiduciaries to make or to cause the Trustee to make either the Cash Election or the Stock Election (an “Indication of Interest Election Form”, and together with the Prospectus, the “Indication of Interest Materials”).

3.3 Each Beneficial Owner shall have twenty (20) business days from the date the Indication of Interest Materials are first sent or mailed by the Fiduciaries (or the Trustee) to the Beneficial Owners (such period of time, the “Indication of Interest Period”) to provide the Fiduciaries (or the Trustee) with a completed Indication of Interest Election Form.

3.4 The Notice shall provide that each Beneficial Owner shall have the right to change his, her or its election during the Indication of Interest Period.

3.5 The Fiduciaries shall follow or cause the Trustee to follow the election instructions provided by each Beneficial Owner. If upon the expiration of the Indication of Interest Period, neither the Fiduciaries nor the Trustee have received a completed Indication of Interest Election Form from a Beneficial Owner, the Fiduciaries shall make or cause the Trustee to make the Cash Election on behalf of such Beneficial Owner.

3.6 No later than the business day immediately following the last day of the Indication of Interest Period, the Fiduciaries shall notify PAHL of (i) the aggregate number of shares of Company Common Stock and Company Preferred Stock for which Beneficial Owners have made the Cash Election and (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock for which Beneficial Owners have made the Stock Election.

Section 4. Representations and Warranties of the Fiduciaries and the Plan.

The Fiduciaries, on behalf of the Trust and the Plan, represent and warrant to PAHL as follows:

4.1 The Fiduciaries have full power and authority to enter into this Agreement on behalf of the Plan and to carry out the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered by the Fiduciaries and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

4.2 The Trustee of the Trust is the record owner of the Company Shares, with good and marketable title thereto, free and clear of any liens or encumbrances. There are no outstanding purchase agreements, options or other agreements of any kind entitling a person to purchase an interest in the Company Shares or restricting the transfer of the Company Shares.

4.3 The Fiduciaries have the authority and control within the meaning of ERISA Section 3(21)(A)(i) to direct the Trustee to transfer, on behalf of the Trust, the Company Shares to PAHL and upon closing of the transaction contemplated hereby, PAHL will become the record owner of the Company Shares, with good and marketable title thereto, free and clear of any liens and encumbrances.

4.4 The Fiduciaries have determined that both the Company Preferred Stock Value Per Share and the Company Common Stock Value Per Share, whether payable in cash or in PAHL Shares and cash, constitute adequate consideration as defined in Section 3(18) of the ERISA and represent that such determination was made in accordance with the standards developed under applicable provisions of ERISA and the Code, so as to ensure that the exchange does not constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (the “ERISA Standards”), including, without limitation, consideration of the Independent Fiduciary’s Report (as hereinafter defined) and other relevant facts and circumstances.

4.5 The Fiduciaries have retained Evercore Trust Company, N.A. as a fiduciary to the Plan within the meaning of Section 3(21) of ERISA, who is independent of all parties to the transaction, other than the Plan and Trust, (the “Independent Fiduciary”), to determine whether the transactions contemplated by this Agreement (including the receipt of the Aggregate Cash Consideration and/or Aggregate Stock Consideration) are fair to, and in the interests of, the Plan, the Trust and the Plan participants who are Beneficial Owners, and that the consideration to be received by the Plan and the Beneficial Owners in connection with the Business Combination, is adequate consideration to the Plan (within the meaning of ERISA).

4.6 The Independent Fiduciary has issued a report (the “Independent Fiduciary’s Report”) setting forth the Independent Fiduciary’s determination that the transactions contemplated by this Agreement (including the receipt of the Aggregate Cash Consideration and/or Aggregate Stock Consideration) are fair to, and in the interests of, the Plan, the Trust and the Plan participants who are Beneficial Owners, and that the consideration to be received by the Plan and the Beneficial Owners in connection with the Business Combination, is adequate consideration to the Plan (within the meaning of ERISA).

4.7 The Fiduciaries have been given a full opportunity to ask questions of and to receive answers from representatives of PAHL concerning the terms and conditions of the Exchange, the BCA, the Registration Statement and the business of the Company and to obtain such other information requested in accordance with the ERISA Standards in order to evaluate the Exchange and all such questions have been answered to the full satisfaction of the Fiduciaries.

Section 5. Representations and Warranties of PAHL.

PAHL represents and warrants to the Fiduciaries as follows:

5.1 PAHL has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered by PAHL and constitutes the legal, valid and binding obligation of PAHL, enforceable against PAHL in accordance with its terms.

5.2 To the extent PAHL Shares are delivered to the Trustee under this Agreement, (i) the issuance, offer, sale and exchange of the PAHL Shares will be duly authorized by PAHL, (ii) the PAHL Shares, when issued and delivered to the Trustee in exchange for the Company Shares, will be validly issued, fully paid and non-assessable, free from all liens and encumbrances other than any restrictions on transfer contained in PAHL’s organizational documents and (iii) the PAHL Shares will be freely-tradeable and listed on the New York Stock Exchange (the “NYSE”).

5.3 To the extent PAHL Shares are delivered to the Trustee under this Agreement, the Prospectus will, at the time it (and any amendment or supplement thereto) is first sent or given to the holders of Company Shares and on the Closing Date, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 6. Covenants of the Parties.

6.1 Registration Statement. As promptly as practicable following the closing of the transactions contemplated by the BCA, PAHL shall use commercially reasonable efforts to file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) which shall register, among other things, the exchange of the PAHL Shares pursuant to the terms of this Agreement under the Securities Act. The Registration Statement shall comply as to form, in all material respects, with the applicable provisions of the Securities Act. PAHL shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, keep the Registration Statement effective until the distribution contemplated in the Registration Statement has been completed or, if earlier, until this Agreement is terminated pursuant to Section 8.1, and to ensure that it complies in all material respects with the applicable provisions of the Securities Act. PAHL will advise the Fiduciaries and the Trustee promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of PAHL Shares issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction.

6.2 Amendments to the Registration Statement. If at any time prior to the Closing any information relating to PAHL, or any of its affiliates, officers or directors, should be discovered by PAHL which should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PAHL shall promptly (i) notify the Fiduciaries and the Trustee and (ii) file with the SEC an appropriate amendment or supplement describing such information and (iii) to the extent required by applicable law, disseminate the information contained in such amendment or supplement to the Fiduciaries.

6.3 Non-Solicitation. The Fiduciaries shall not, directly or indirectly, (A) accept, solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal relating to the purchase or sale of the Company Shares, (B) enter into or participate in any discussions or negotiations with, or furnish any information relating to PAHL, the Company or any of their respective subsidiaries to, any person (other than PAHL) in connection with purchase or sale of the Company Shares or (C) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, or other similar instrument (whether or not binding) constituting or relating to the purchase or sale of the Company Shares.

6.4 No Transfers of Company Shares. Until the earlier of the consummation of the Closing or the termination of this Agreement, the Fiduciaries shall not (and shall not permit any Beneficial Owner to), directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of its Company Shares or (ii) enter into any derivative transaction of any type whatsoever (including, without limitation, any swap, contract for differences, option, warrant or futures transaction or arrangement) that transfers, in whole or in part, any of the economic consequences of its ownership of any of its Company Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Company Shares, in cash or otherwise.

6.5 Further Action. Each of the parties agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws or otherwise, so as to permit consummation of the Exchange as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement including using its commercially reasonable efforts to make any filing, and obtain (and cooperating with the other party hereto to obtain) any consent, authorization, registration, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by PAHL, the Fiduciaries or the Trustee of the Plan or any of their respective subsidiaries in connection with the Exchange.

6.6 Additional Agreements. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, the proper authorized persons on behalf of each party to this Agreement and their respective subsidiaries shall take all such lawful and necessary action as may be reasonably requested by the other party.

Section 7. Conditions to Closing.

7.1 Conditions to Obligations of PAHL. The obligations of PAHL to consummate the Closing are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Fiduciaries shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date).

(b) Agreements and Covenants. The Fiduciaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. The Fiduciaries shall have delivered to PAHL a certificate, signed by each Fiduciary and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.

7.2 Additional Conditions for PAHL to deliver PAHL Shares. The obligation of PAHL to deliver PAHL Shares, and the obligation of the Fiduciaries to cause the Trust to accept PAHL Shares, as part of the consideration for the Exchange is subject to the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or threatened, by the SEC.

(b) NYSE Listing. The PAHL Shares issuable as part of the Stock Election Consideration shall have been authorized for listing on the NYSE, subject to official notice of issuance (or other exchange on which such equity securities will be publicly traded).

(c) Officer’s Certificate. PAHL shall have delivered to the Fiduciaries and the Trustee a certificate, signed by an authorized representative of PAHL and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2 have been satisfied.

7.3 Conditions to Obligations of the Fiduciaries. The obligations of the Fiduciaries to consummate the Closing are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a) Representations and Warranties. The representations and warranties of PAHL shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date).

(b) Agreements and Covenants. PAHL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. PAHL shall have delivered to the Trustee, with a copy to the Fiduciaries, a certificate, signed by an executive officer of PAHL and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 8. Termination.

8.1 This Agreement may be terminated at any time prior to the Closing:

(a) automatically, without any further action by the parties hereto, upon termination of the BCA (for any reason);

(b) by mutual written agreement of PAHL and the Fiduciaries;

(c) by either PAHL or the Fiduciaries, if the Closing has not been consummated on or before June 30, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to any party if the failure of the Closing to occur by the End Date is due wholly or partly to the failure of that party to fulfill in all material respects all of its obligations under this Agreement.

(d) by PAHL, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Fiduciaries set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt the Fiduciaries of written notice of such breach from PAHL and (B) the calendar day immediately prior to the End Date;

(e) by the Fiduciaries, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of PAHL set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.2 or Section 7.3 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt by PAHL of written notice of such breach from the Fiduciaries and (B) the calendar day immediately prior to the End Date;

8.2 Notwithstanding anything set forth in this Agreement, in the event that this Agreement is terminated by PAHL under Section 8.1(c) or under Section 8.1(d) with respect solely to a breach or failure to perform that would cause the conditions in Section 7.2 not to be satisfied, PAHL shall have the right to purchase, and the Fiduciaries shall be obligated to direct the Trustee to sell to PAHL, all of the Company Shares for the Aggregate Cash Consideration as if a Cash Election has been made with respect to all Company Shares.

Section 9. Miscellaneous.

9.1 All costs and expenses incurred by or on behalf of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses when due.

9.2 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), e-mailed (upon receipt) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to PAHL, to:	Platform Acquisition Holdings Limited Regency Court Glategny Esplanade St. Peter Port Guernsey GY1 3RH Attention: Company Administrator Facsimile No.: +(44) 1481 716 868 E-mail: mwoodall@iag.gg

With a copy (which shall not constitute notice) to:	Mariposa Capital, LLC 5200 Blue Lagoon Drive Suite 855 Miami, Florida 33126 Attention: Martin Franklin Facsimile No.: (305) 675-0653 E-mail: mfranklin@jarden.com

With a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 401 E. Las Olas Blvd., Suite 2000 Fort Lauderdale, FL 33301 Attention: Donn Beloff, Esq. Facsimile No.: (954) 765-1477 E-mail: beloffd@gtlaw.com

if to the Fiduciaries, to:	Daniel H. Leever, Sharon L. Johnson and Frank J. Monteiro, as Fiduciaries MacDermid, Incorporated Profit Sharing and Employee Savings Plan 245 Freight Street Waterbury, CT 06702

With a copy (which shall not constitute notice) to:

John L. Cordani, Esq

MacDermid, Incorporated

245 Freight Street

Waterbury, CT 06702

E-mail: jcordani@macdermid.com

Michael E. Mooney, Esq.

Nutter, McClennen and Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Facsimile: 617-310-9342

E-mail: mmooney@nutter.com

9.3 This Agreement may be executed in counterparts, and by facsimile or portable document format (pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

9.5 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.6 This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed and construed in accordance with the internal substantive laws of the State of Delaware applicable to a contract entered into and fully performed solely within the State of Delaware without giving effect to the principles of conflict of laws thereof.

9.7 Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New Castle County, Delaware and each of the parties hereto hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of or relates to this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New Castle County, Delaware. It is understood and agreed that any other court or arbiter in any other jurisdiction shall be entitled to enforce any judgment of any state court or Federal court sitting in New Castle County, Delaware. Any writs, process or summonses to be served on any other party in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.2 or as otherwise permitted by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.8, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law.

9.10 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the parties hereto or (ii) by a waiver in accordance with Section 9.12.

9.12 Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first set forth above.

PLATFORM

PLATFORM ACQUISITION HOLDINGS LIMITED

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	Director

[Plan Exchange Agreement Signature Page]

FIDUCIARIES:

INVESTMENT COMMITTEE OF MACDERMID, INCORPORATED

By:	/s/ Daniel H. Leever
Name:	Daniel H. Leever

and

By:	/s/ Sharon L. Johnson
Name:	Sharon L. Johnson

and

By:	/s/ Frank J. Monteiro
Name:	Frank J. Monteiro

[Plan Exchange Agreement Signature Page]